================================================================================
IF YOU HAVE ANY QUESTIONS ABOUT THIS OFFER, PLEASE CALL THE SOLICITING AGENT, THE WEIL COMPANY, AT (800) 478-2605 OR PUBLIC STORAGE, INC.'S INVESTOR SERVICES DEPARTMENT AT (800) 421-2856 OR (818) 244-8080. IF YOU NEED HELP IN COMPLETING THE LETTER OF TRANSMITTAL, PLEASE CALL THE DEPOSITARY, THE FIRST NATIONAL BANK OF BOSTON, AT (617)575-3120.
================================================================================


                                  March 1, 1996

     Re: Tender Offer for Interests in American Storage Properties, L.P. (formerly Hutton/GSH American Storage Properties, L.P.)
          -------------------------------------------------------

Dear Interest Holders:

                  Public Storage, Inc. (the "Company") is offering to purchase up to 12,533 of the limited partnership interests (the "Interests") in American Storage Properties, L.P. (formerly Hutton/GSH American Storage Properties, L.P.) (the "Partnership") at a cash price per Interest of $419 (the "Offer"). There will be no commissions or fees paid by you associated with the sale.

                  The Offer is not conditioned upon a minimum number of Interests being tendered. If more than 12,533 Interests are validly tendered, the Company will only accept up to 12,533 Interests, with such Interests purchased on a pro rata basis.

                  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE COMPANY OR TO PROVIDE ANY INFORMATION OTHER THAN THAT CONTAINED IN THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                  The Company has enclosed an Offer to Purchase and Letter of Transmittal which together describe the terms of the Offer. The Company urges you to read both the Offer to Purchase and the Letter of Transmittal carefully. If you wish to sell your Interests, please complete the enclosed Letter of Transmittal and return it in the enclosed postage-paid envelope to the address set forth on the back cover of the Offer to Purchase. The Offer will expire on April 2, 1996, unless extended.

                  We thank you for your prompt attention to this matter.

                                            Very truly yours,



                                            PUBLIC STORAGE, INC.


                                            By:  /s/Harvey Lenkin
                                                 ---------------------------
                                                 Harvey Lenkin
                                                 President

                     Offer to Purchase for Cash Up to 12,533
                        Limited Partnership Interests of
                        American Storage Properties, L.P.
           (formerly Hutton/GSH American Storage Properties, L.P.), at
                                $419 Per Interest
                                       by
                              Public Storage, Inc.


================================================================================

         THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 2, 1996, UNLESS THE OFFER IS EXTENDED.

================================================================================


                  PUBLIC STORAGE, INC. (THE "COMPANY") IS OFFERING TO PURCHASE UP TO 12,533 LIMITED PARTNERSHIP INTERESTS (THE "INTERESTS") OF THE OUTSTANDING LIMITED PARTNERSHIP INTERESTS IN AMERICAN STORAGE PROPERTIES, L.P. (FORMERLY HUTTON/GSH AMERICAN STORAGE PROPERTIES, L.P.) (THE "PARTNERSHIP") AT A CASH PRICE PER INTEREST OF $419 (THE "OFFER"). THE OFFER PRICE WILL BE REDUCED BY THE AMOUNT PER INTEREST OF ANY CASH DISTRIBUTION MADE BY THE PARTNERSHIP AFTER DECEMBER 31, 1995 AND PRIOR TO THE EXPIRATION DATE, OTHER THAN REGULAR QUARTERLY DISTRIBUTIONS NOT IN EXCESS OF $9.30 PER QUARTER. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF INTERESTS BEING TENDERED. IF MORE THAN 12,533 INTERESTS (25% OF THE OUTSTANDING INTERESTS) ARE VALIDLY TENDERED, THE COMPANY WILL ACCEPT ONLY 12,533 INTERESTS, WITH SUCH INTERESTS PURCHASED ON A PRO RATA
BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A HOLDER OF INTERESTS ("INTEREST HOLDER") MAY TENDER ANY AND ALL INTERESTS OWNED BY SUCH INTEREST HOLDER, HOWEVER, THE COMPANY WILL NOT ACCEPT FOR PAYMENT ANY INTERESTS THAT, IF ACCEPTED, WOULD RESULT IN AN INTEREST HOLDER OWNING GREATER THAN ZERO BUT LESS THAN 10 INTERESTS (4 INTERESTS FOR INDIVIDUAL RETIREMENT ACCOUNTS OR KEOGH PLANS).

                  In their evaluation of the Offer, Interest Holders should carefully consider the following:

                  o   Determination   of  Offer  Price.   The  Offer  Price  was
                      established by the Company and is not the result of arm's length negotiation. (continued on the following page)

                               ------------------

                                    IMPORTANT

                  Any Interest Holder desiring to tender Interests should complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and any other required documents to The First National Bank of Boston at the address set forth on the back cover of this Offer to Purchase, or request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her.

                  Any questions about the Offer may be directed to the Soliciting Agent, The Weil Company, at (800) 478-2605. Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company's Investor Services Department at
(800) 421-2856 or (818) 244-8080. If you need any help in completing the Letter of Transmittal, please call the Depositary, The First National Bank of Boston, at (617) 575-3120. Provided that at least 5% of the outstanding Interests are tendered and accepted by the Company, the Soliciting Agent will receive 2% of the Offer Price for each Interest tendered and accepted by the Company.

                               ------------------

                   o Offer Price May Not Represent Liquidation Value. Although the Company cannot predict the future value of the Partnership's assets on a per Interest basis, the Offer Price could be substantially less than the net proceeds that would be realized on a per Interest basis from a current sale of the properties or that may be realized upon a future liquidation of the Partnership. The term of the Partnership will expire on December 31, 2010, unless the Partnership is dissolved sooner. The Company has been advised that the Partnership intends to dispose of its properties in 1996.

                   o No Reliance on Independent Valuation Of Interests. The Offer Price represents the price the Company is willing to pay for the Interests. No independent person has been retained by the Company to evaluate or render any opinion with respect to the fairness of the Offer Price, and no
                      appraisals  of  any  of  the   properties   owned  by  the
                      Partnership have been obtained by the Company. See, however, "Determination of Offer Price" for information regarding recent appraisals by the Partnership.

                   o Attractive Investment for Company. The Company is making the Offer with a view to making a profit. Accordingly, there may be a conflict between the desire of the Company to purchase Interests at a low price and the desire of the Interest Holders to sell their Interests at a high price. See "Special Considerations."

                  The Company and the Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith each files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by each of the Company and the Partnership with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material for the Company can also be inspected at the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.

                  The Letter of Transmittal and any other required documents should be sent or delivered by each Interest Holder to the Depositary at one of the addresses set forth below:


                        The Depositary for the Offer is:

                        The First National Bank of Boston

           By Mail                       By Hand           By Overnight Courier
The First National Bank of Boston    BancBoston Trust    The First National Bank
     Shareholder Services           Company of New York          of Boston
       P.O. Box 1872                   55 Broadway           Corporate Agency &
    Mail Stop 45-01-19                  3rd Floor              Reorganization
      Boston, MA 02105              New York, NY 10006        150 Royall Street
                                                             Mail Stop 45-01-19
                                                              Canton, MA 02021

                                      (ii)

                                TABLE OF CONTENTS

                                                                                                      Page

SUMMARY..............................................................................................   1
SPECIAL CONSIDERATIONS...............................................................................   3
BACKGROUND AND PURPOSE OF THE OFFER..................................................................   5
      The Partnership................................................................................   5
      The Company....................................................................................   7
      Background of the Offer........................................................................   8
      Purpose of the Offer...........................................................................   9
DETERMINATION OF OFFER PRICE.........................................................................  10
THE OFFER............................................................................................  10
      Terms of the Offer.............................................................................  10
      Proration of Interests; Acceptance for Payment and Payment for Interests.......................  11
      Procedures for Tendering Interests.............................................................  12
      Withdrawal Rights..............................................................................  13
      Extension of Tender Period; Termination and Amendment..........................................  14
      Source of Funds................................................................................  15
      Conditions of the Offer........................................................................  15
      Certain Fees and Expenses......................................................................  16
      Soliciting Agent...............................................................................  16
      Dissenters' Rights and Investor Lists..........................................................  17
      Federal Income Tax Consequences................................................................  17
      Miscellaneous..................................................................................  18
EFFECTS OF OFFER ON NON-TENDERING INTEREST HOLDERS...................................................  19
      Significant Equity Interest....................................................................  19
      Effect on Trading Market.......................................................................  19
      Partnership Status.............................................................................  19
      Partnership Business...........................................................................  20
      Effect on Exchange Act Regulation..............................................................  20
MARKET PRICES OF INTERESTS...........................................................................  21

SCHEDULE 1
      DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC........................................ 1-1


                  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE COMPANY OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.




                                     (iii)

To Interest Holders of American Storage Properties, L.P.:


                                     SUMMARY

                  Interest Holders are urged to read carefully this Offer to Purchase, including the matters discussed under "Special Considerations," and the accompanying Letter of Transmittal before deciding whether to tender their Interests.

                  Certain significant matters discussed in the Offer to Purchase are summarized below. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Offer to Purchase. The Company is not a General Partner of or otherwise affiliated with the Partnership. Certain information contained herein which relates to the Partnership has been obtained from publicly available information prepared by or on behalf of the Partnership. Although the Company has no knowledge that would indicate that any statements contained herein which are based on such documents are untrue, the Company assumes no responsibility for the accuracy or completeness of such information or for the failure by the Partnership to disclose facts or events which may have occurred and which may have affected or may affect the significance or accuracy of any such information but are unknown to the Company.

The Company and the Partnership

   American Storage Properties, L.P......................   The   Partnership   was   organized  in  1983  and  owns
                                                            interests  in  certain  mini-warehouse  properties.  The
                                                            General   Partners  of  the   Partnership   are  Storage
                                                            Services,  Inc. and Goodman Segar Hogan/American Storage
                                                            Properties  Associates.   The  Partnership's  properties
                                                            are managed by the  General  Partners.  See  "Background
                                                            and  Purpose  of  the  Offer  --  The  Partnership."  At
                                                            November 30,  1994,  there were 2,705  holders of record
                                                            owning 50,132 Interests.  The Company owns 4 Interests.

   Public Storage, Inc...................................   The Company is a real estate  investment trust ("REIT"),
                                                            organized in 1980 as a California  corporation  that has
                                                            invested  primarily  in  existing  mini-warehouses.  See
                                                            "Background and Purpose of the Offer -- The Company."
The Offer

   Number of Interests...................................   12,533 (25% of the outstanding Interests).

   Offer Price...........................................   $419 per Interest (the "Offer Price").

   Expiration, Withdrawal and Proration Date.............   April 2, 1996, unless extended.  See "The Offer."

Purpose of the Offer

                  The Company believes that the acquisition of Interests through the Offer represents a good investment for the Company and its shareholders. The Company is acquiring the Interests for investment purposes only and does not intend to change current management or operation of the Partnership and has no current plans for any extraordinary transaction involving the Partnership. The ability of the Company to influence actions on which Limited Partners have a right to vote will depend on Interest Holders' response to the Offer (i.e., the number of Interests tendered). See "Background and Purpose of the Offer -- Purpose of the Offer."

Special Considerations

                  In their evaluation of the Offer, Interest Holders should carefully consider the information contained under "Special Considerations."

                             SPECIAL CONSIDERATIONS

                  In their evaluation of the Offer, Interest Holders should carefully consider the following:

                  Determination of Offer Price. The Offer Price was established by the Company and is not the result of arm's length negotiation.

                  Offer Price May Not Represent Liquidation Value. Although the Company cannot predict the future value of the Partnership's assets on a per Interest basis, the Offer Price could be substantially less than the net proceeds that would be realized on a per Interest basis from a current sale of the Properties or that may be realized upon a future liquidation of the Partnership. However, the liquidity provided by the Offer may be attractive to certain Interest Holders. The term of the Partnership will expire on December 31, 2010 unless the partnership is dissolved sooner. The Company has been advised that the Partnership intends to dispose of its properties in 1996. See "Determination of Offer Price."

                  No Reliance on Independent Valuation Of Interests. The Offer Price represents the price the Company is willing to pay for the Interests. No independent person has been retained by the Company to evaluate or render any opinion with respect to the fairness of the Offer Price, and no appraisals of any of the properties owned by the Partnership have been obtained by the Company. See, however, "Determination of Offer Price" for information regarding recent appraisals by the Partnership.

                  Attractive Investment for Company. The Company is making the Offer with a view to making a profit. Accordingly, there may be a conflict between the desire of the Company to purchase Interests at a low price and the desire of the Limited Partners to sell their Interests at a high price. If the Offer Price per Interest is below the ultimate per Interest liquidation value, then the Company will benefit upon the liquidation of the Partnership from the spread between the Offer Price for the tendered Interests and the amount it would receive in the liquidation. Accordingly, Interest Holders might receive more money if they held their Interests, rather than tender, and received proceeds from the liquidation of the Partnership. Interest Holders, however, may prefer to receive the Offer Price now rather than wait for uncertain future net liquidation proceeds.

                  Partnership Term. In accordance with the Partnership Agreement, the term of the Partnership will expire on December 31, 2010, unless the Partnership is dissolved sooner. The Company has been advised that the Partnership intends to dispose of its properties in 1996. The Offer provides Interest Holders with an opportunity to liquidate their entire investment sooner than otherwise might be possible.

                  Tax Considerations. A sale by an Interest Holder pursuant to the Offer will enable such Interest Holder to utilize any unused suspended "passive" losses from the Partnership so long as such Interest Holder disposes of his or her entire interest in the Partnership. In addition, such losses may be used to the extent thereof to offset gain recognized, if any, from the tender by an Interest Holder pursuant to the Offer. An Interest Holder would realize a taxable loss (likely a capital loss) in connection with a tender pursuant to the Offer to the extent that the Interest Holder's tax basis in his or her Interest exceeds the Offer Price; on the other hand, an Interest Holder would realize a taxable gain to the extent that the Offer Price exceeds the Interest Holder's tax basis in his or her Interest. The Offer may also be attractive to Interest

                  Holders who wish in the future to avoid the expenses, delays and complications in filing complex income tax returns which result from ownership of the Interests. All Interest Holders should consult with their own tax advisors with specific reference to their own tax situations.

                  Voting Power. Limited Partners may not take part in or interfere with the management or control of the business of the Partnership, except insofar as the Limited Partners are entitled to vote as permitted by the Partnership Agreement. Pursuant to the Partnership Agreement, the written consent of the General Partners of the Partnership would be required for the Company to become a Substituted Limited Partner. Although the Offer is not contingent upon the Company being made a Substituted Limited Partner, effective upon the Company's acceptance for payment of the tendered Interests, the Interest Holder will grant to the Company an irrevocable proxy to vote such Interests in such manner as the Company shall deem proper. If the maximum number of Interests sought are tendered and accepted for payment pursuant to the Offer, the Company will own and be able to vote approximately 25% of the outstanding Interests. The Company could then be in a position to influence decisions of the Partnership on which Limited Partners are entitled to vote. Under the Partnership Agreement, Limited Partners are entitled to vote, subject to certain provisions of the Partnership Agreement, to: (i) amend the Partnership Agreement; (ii) dissolve the Partnership;
                  (iii) remove any General Partner and elect a replacement therefor; or (iv) approve the sale at one time or in a series of transactions of all or substantially all of the Partnership's assets except in the ordinary course of the Partnership's continuing business. Although the Company has no current intention with regard to any of these matters, the Company will vote the Interests acquired pursuant to the Offer in its interest, which may, or may not, be in the best interests of non-tendering Interest Holders. See, however, "Background and Purpose of the Offer -- Background of the Offer" for information regarding the Company's agreement with the Partnership to vote its Interests in the same manner as a majority of all other Interest Holders for a period of 18 months.

                  Lack of Trading Market. There is no established or regular trading market for the Interests, nor is there another reliable standard for determining the fair market value of an Interest. Interest Holders who desire liquidity may wish to consider the Offer. The Offer affords Interest Holders an opportunity to dispose of their Interests for cash, which alternative otherwise might not be available to them. However, the Offer Price is not intended to represent either the fair market value of an Interest or the fair market value of the Partnership's assets on a per Interest basis.

                  Alternatives to Tendering Interests. As alternatives to tendering their Interests, Interest Holders could retain their Interests until liquidation of the Partnership or seek a private sale of their Interests now or later. Under the Partnership Agreement, the Partnership can be dissolved upon the agreement by Limited Partners holding a majority of the then-outstanding Interests owned by Limited Partners.

                  Each Interest Holder must make his or her own decision regarding the Offer based on his or her particular circumstances. Interest Holders should consult with their respective advisors about the financial, tax, legal and other implications to them of accepting the Offer. INTEREST HOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER OR NOT TO TENDER THEIR INTERESTS.

                  The Offer is not conditioned on the tender of a minimum number of Interests. THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 2, 1996, UNLESS EXTENDED (THE "EXPIRATION DATE"). INTERESTS WHICH ARE OFFERED FOR TENDER IN THE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE. Following the expiration of the Offer, the Company may make an offer for Interests not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, the Company will make another offer for Interests not tendered in the Offer.


                       BACKGROUND AND PURPOSE OF THE OFFER


The Partnership

                  All information in this section regarding the Partnership has been obtained from publicly available information prepared by, or on behalf of, the Partnership. The Company assumes no responsibility for the accuracy of any such information.

                  The Partnership is a Virginia limited partnership formed in May 1985, which raised $25,066,000 from the sale of Limited Partnership Interests at $500 per interest. The Partnership is engaged in the business of acquiring, operating and holding for investment self-service storage facilities, including all necessary or appropriate ancillary or appurtenant properties and facilities and other activities related, necessary, appropriate or incidental thereto.

                  The Partnership utilized the net offering proceeds to invest in seven self-service storage facilities and in two limited partnerships, each of which owns a self-service storage facility.

                  The General Partners of the Partnership are Storage Services, Inc. and Goodman Segar Hogan/American Storage Properties Associates. The Partnership's properties are managed by the General Partners of the Partnership.

                  Set forth below is Selected Financial Data for the Partnership which was excerpted from the information contained in the Partnership's Form 10-K dated November 30, 1992, the Partnership's Form 10-K dated November 30, 1994 and the Partnership's Form 10-Q dated August 31, 1995, each of which were filed with the Commission. More comprehensive financial information is included in these reports and other documents filed by the Partnership with the Commission, and the following information is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. These reports and other documents may be examined and copies may be obtained in the manner described below.


                                                                                                  Nine Months Ended
                                             Twelve Months Ended November 30,                        August 31,
                                    --------------------------------------------------           -------------------
                                     1990       1991       1992       1993       1994             1994       1995
                                     ----       ----       ----       ----       ----             ----       ----
                                                                (In thousands, except per Interest data)
Operating Data:

   Rental income.................   $2,895     $2,800     $2,919     $3,115     $3,364            $2,504     $2,600
   Interest income...............       63         57         33         32         57                35         91
   Net income....................    1,174      1,061      1,129      1,399      1,553             1,150      1,231
   General Partners' share
     of net income...............       (6)        (7)        (6)        (6)        (6)               (5)        (5)

Limited Partners' per
  Interest data (1):

   Net income....................    23.55      21.10      22.65      28.04      31.11             23.03      24.66
   Distributions.................    32.60      32.60      32.60      32.60      32.60             24.45      24.45(2)

                                           As of November 30,                       As of August 31,
                                           -----------------                        ----------------
                                                  1994                                      1995
                                                  ----                                      ----
Balance Sheet Data:
   Total cash and cash
     equivalents and other assets.........  $       2,147,768                           $     2,655,907
   Total self-service storage
     facilities, net......................         14,408,712                                13,955,711
   Total assets...........................         16,566,480                                16,611,618
   Total liabilities......................            660,546                                   712,099
   Partners' capital......................         15,895,934                                15,899,519

----------------------

(1) Limited Partners' per Interest data is based on the number of Interests (50,132) outstanding during the year.

(2) The Partnership sent a letter dated January 22, 1996 to Limited Partners stating, among other things, that the quarterly cash distribution rate for the fourth quarter of 1995 would be raised from the previous level of $8.15 per Interest to $9.30 per Interest, due to improving operations at the Partnership's properties.

                  The Partnership is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. These reports and other information filed by the Partnership may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such information can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


The Company

                  The  Company  is a REIT,  organized  in 1980 as a  corporation
under  the  laws  of  California,   that  has  invested  primarily  in  existing
mini-warehouses. The Company is the largest owner of mini-warehouses in the United States. The Company has also invested to a much smaller extent in existing business parks containing commercial and industrial rental space. At December 31, 1995, the Company had equity interests (through direct ownership, as well as general and limited partnership and capital stock interests) in 1,044 properties located in 37 states, consisting of 1,009 mini-warehouses facilities and 35 business parks. The Company's common stock (symbol "PSA") and eight series of preferred stock are traded on the NYSE.

                  The Company's principal executive offices are located at 600 North Brand Boulevard, Suite 300, Glendale, California 91203. Its telephone number is (818) 244-8080. Information with regard to the Company's officers and directors is set forth in Schedule 1, attached hereto.

                  Set forth  below is  certain  summary  financial  data for the
Company:


                                                                                         Nine months Ended
                                            Year ended December 31,                        September 30,
                                 --------------------------------------------          ----------------------
                                                                         1994                              1995
                                      1992        1993        1994   (Pro forma)(1)  1994        1995   (Pro forma)(1)
                                      ----        ----        ----   --------------  ----        ----   --------------
                                                                          (In thousands)
Operating Data:
   Total revenues..............  $  97,448   $ 114,680    $147,196   $248,441     $106,089   $148,048   $197,032
   Depreciation and amortization    22,405      24,998      28,274     51,022       20,532     27,887     39,809
   Interest expense............      9,834       6,079       6,893     16,350        4,455      5,249     11,797
   Minority interest in income.      6,895       7,291       9,481      6,918        7,795      5,449      5,304
   Net income..................     15,123      28,036      42,118     96,621       29,884     49,221     79,980

                                                                                      Nine Months Ended
                                              December 31, 1994                         September 30,
                                          ------------------------          ---------------------------------------
                                                                             1994                  1995
                                                                             ----           -----------------------
                                             Actual       Pro forma(1)                      Actual    Pro forma(1)
                                             ------       ------------                      ------    ------------
Balance Sheet Data:
   Total assets.....................      $ 820,309       $      -         $ 799,188     $1,190,061  $1,829,157
   Total debt.......................         77,235              -            46,376        110,689     189,170
   Shareholders' equity.............        587,786              -           553,251        922,941   1,479,081

--------------------------

(1) Gives effect to (i) the issuance and investment of approximately $500 million of additional capital through the issuance of preferred stock and common stock in public offerings, (ii) the issuance of common stock in connection with the mergers of Public Storage Properties VI, VII and VIII, Inc. into the Company and (iii) a November 1995 business combination, as if such transactions were completed at the beginning of the period. See the Company's Report on Form 8-K dated November 16, 1995.

                  Additional information concerning the Company is set forth in the reports on the Company, which may be obtained from the Company, the Commission or the NYSE, in the manner described inside the front cover of this Offer to Purchase.

Background of the Offer

                  Early in the fall of 1993, Harvey Lenkin, the president of the Company, made an informal inquiry to a representative of the General Partners of the Partnership regarding the possible acquisition of the properties of the Partnership. In response to this inquiry, the representative provided certain information regarding the properties. Based upon the information provided, the Company made a written proposal dated October 11, 1993 to the representative of the General Partners to purchase the Partnership's properties for $17,903,000. The Partnership did not accept this proposal, and no arrangements, understandings or agreements were reached.

                  On July 13, 1995, the Company purchased in a secondary market transaction 4 Interests in the Partnership at $336.48 per Interest.

                  In November 1995, Mr. Lenkin renewed contact with the representative of the General Partners to reiterate the Company's interest in buying the Partnership's properties. No purchase price was discussed. The representative indicated that the Partnership was considering a sale of the properties in 1996, but did not indicate an interest in selling the properties to the Company at that time. No arrangements, understandings or agreements were reached.

                  On November 28, 1995, the Company wrote to the Partnership to request a list of the names and addresses of and interests held by all Partners. The Company requested this list so that it could make the Offer. The Company, through counsel, repeated its request for the names and addresses of and interests held by all Partners in a letter dated January 11, 1996. The Partnership denied the list request by letter from counsel dated January 16, 1996.

                  On January 22, 1996, the Partnership mailed a letter to the Limited Partners stating, among other things, that the Partnership intends to begin marketing the properties in early 1996, and that the Partnership believes the net asset value of its portfolio at November 30, 1995 based on an independent appraisal was $433.57 per Interest. See "Determination of Offer Price."

                  Following the Partnership's response to the Company's list request, several conversations took place between counsel to the Partnership and counsel to the Company regarding the list request. During these conversations, counsel to the Company informed counsel to the Partnership of the proposed price per Interest and the number of Interests for which the Company would make the Offer. On February 5, 1996, there was a conference call among a representative of the General Partners, counsel to the Partnership, a representative of the Company, and counsel to the Company during which the list request was discussed. On this call, the General Partners' representative reiterated the Partnership's intent to sell its assets in 1996, and the Company's representative reiterated the Company's intent with respect to the Offer. The General Partners' representative expressed concerns regarding the possibility that the Offer would complicate the sale of Partnership assets, and that, if the Offer were successful, the Company might own blocking control with regard to votes of Limited Partners. The Company's representative suggested possible conditions to which the Company would agree regarding a limitation on overall ownership of Interests and voting of Interests in a manner consistent with a majority of other Interest Holders. The parties agreed to consider these issues. On February 7, 1996, the Partnership furnished a draft agreement to the Company which addressed the concerns and proposals that had been voiced on the February 5 conference call. The Company responded to this draft with certain comments regarding the level of maximum Interest ownership and the time period for the agreement's operative provisions.

                  Following these negotiations, the parties agreed to final terms and executed a letter agreement dated February 9, 1996 between the Partnership and the Company (the "Letter

Agreement"). In the Letter Agreement, the Partnership agreed to provide the Company a list of names and addresses of and Interests held by all Partners to be used only for proper purposes, including dissemination of the Offer. The Company agreed that if it were to commence the Offer, it would do so no later than March 31, 1996 at a price not less than $419 per Interest and for a maximum of 25% of the outstanding Interests. In addition, the Company agreed that prior to August 9, 1997, it would not, without prior written consent of the Partnership, (i) in any manner, acquire, attempt to acquire or make a proposal to acquire, directly or indirectly any Interests, provided, however, that the Company may commence the Offer for a maximum of 25% of the outstanding Interests no later than March 31, 1996, and the Offer may not be open beyond May 31, 1996,
(ii) in any manner, other than pursuant to clause (i) above, acquire, attempt to acquire or make a proposal to acquire, directly or indirectly more than 5% of the outstanding Interests of the Partnership, from Interest Holders or otherwise, whether before or after the Offer has expired or been terminated,
(iii) propose, or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation or other similar transaction involving the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Partnership, (v) disclose any intention, plan or arrangement inconsistent with the terms of the Letter Agreement, or (vi) loan money to, advise, assist or encourage any person in connection with any of the actions described in the Letter Agreement.

                  In addition,  the Company agreed that prior to August 9, 1997, it would vote any Interests obtained as a result of the Offer or in the secondary market as stated in (ii) above on all issues in the same manner as by the majority of all other Interest Holders who vote on any such proposal. The Company further agreed that, without the prior written consent of the Partnership, the Company would not make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Partnership or demand a copy of the Partnership's ledgers, list of Limited Partner security holders or any other books and records of the Partnership.

                  Pursuant to the Letter Agreement, the Partnership provided the Company's agent with the list of names and addresses of and interests held by all Partners on February 21, 1996.


Purpose of the Offer

                  The Company is acquiring the Interests for investment purposes only and does not intend to change current management or operation of the Partnership and has no current plans for any extraordinary transactions involving the Partnership. The ability of the Company to influence actions on which Limited Partners have a right to vote will depend on Interest Holders' response to the Offer (i.e., the number of Interests tendered).

                  Following the completion of the Offer, the Company may acquire additional Interests. Any such acquisitions may be made through private purchases, through one or more future tender offers or by any other means deemed advisable by the Company. Any such acquisitions may be at a price higher or lower than the Offer Price. The Company has no current intentions with regard to any of the matters upon which Limited Partners are entitled to vote under the Partnership Agreement.

                          DETERMINATION OF OFFER PRICE

                  The Offer Price has been established by the Company and is not the result of arm's length negotiations between the Company and the Partnership. The Company established the Offer Price based on its own independent analysis of the Partnership.

                  In connection with the Offer, the Company performed an analysis of the Partnership by (i) applying to the Partnership's properties net operating income (nine months ended August 31, 1995 annualized), as adjusted for the Partnership's general and administrative expenses and a reduction for estimated capital expenditures (2.5% of rental income), a capitalization rate of 10.75%, and (ii) adding the Partnership's other net assets, primarily cash and cash equivalents. Based on this analysis, the Company arrived at an Offer Price of $419.

                  On January 22, 1996, the Partnership mailed a letter to the Limited Partners stating, among other things, that: "[w]hile we believe it is prudent to begin actively marketing the properties, we cannot guarantee that acceptable offers will be received or that any of the properties will be sold. As of November 30, 1995, the net asset value of the Partnership's portfolio was $433.57 per Unit. This value assumes a hypothetical sale on November 30, 1995 of all of the properties at a price determined by an independent appraisal firm, and the distribution of the proceeds of such sale, combined with the
Partnership's cash after payment of the Partnership's liabilities and sales expenses, to the Partners. Although appraisals are intended to reflect the fair market value of the properties, there can be no assurance that this value will actually be recognized in the marketplace."


                                    THE OFFER


Terms of the Offer

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms of any such extension or amendment), the Company will accept for payment and pay for up to 12,533 Interests. The Company will not accept for payment any Interests that, if accepted, would result in an Interest Holder holding greater than zero but less than 10 Interests (4 Interests for Individual Retirement Accounts or Keogh Plans) because the Partnership, under the Partnership Agreement, will not permit or recognize such a transfer. The term "Expiration Date" shall mean 5:00 P.M., New York City time, on April 2, 1996, unless and until the Company in its sole discretion shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Company, shall expire.

                  The Offer Price is $419 per Interest. The Offer Price will be reduced by the amount per Interest of any distribution made by the Partnership after December 31, 1995 and prior to the Expiration Date, other than regular quarterly distributions not in excess of $9.30 per quarter. Interest Holders who tender their Interests will not be obligated to pay partnership transfer fees or commissions.

                  The Offer is conditioned on satisfaction of certain conditions as set forth herein. The Company reserves the right (but shall not be obligated), in its discretion, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Company reserves the right (but shall not be obligated) to (i) decline to purchase any of the Interests tendered and terminate the Offer, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Interests validly tendered, (iii) extend the Offer and, subject to the right of Interest Holders to withdraw Interests until the Expiration Date, retain the Interests that have been tendered during the period or periods for which the Offer is extended or (iv) amend the Offer.

                  The  Company  currently  owns  4  Interests.   If  all  12,533
Interests are validly tendered and accepted for payment, the Company will own approximately 25% of the outstanding Interests upon completion of the Offer .


Proration of Interests; Acceptance for Payment and Payment for Interests

                  If the number of Interests validly tendered prior to the Expiration Date and not withdrawn is not more than 12,533 Interests, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment all Interests so tendered. If the number of Interests validly tendered and not withdrawn prior to the Expiration Date is more than 12,533 Interests, the Company, upon the terms and subject to the conditions of the Offer, will accept for payment only 12,533 Interests, with such Interests purchased on a pro rata basis according to the number of Interests validly tendered and not properly withdrawn by each Interest Holder prior to the Expiration Date, with adjustments to avoid purchases of prorated fractional Interests. If proration would result in an Interest Holder owning greater than zero but less than 10 Interests (4 Interests for Individual Retirement Accounts or Keogh Plans), the Company will not accept any Interests tendered by such Interest Holder in the Offer because the Partnership, under the Partnership Agreement, will not permit or recognize such a transfer.

                  If proration of tendered Interests is required, because of the difficulty of determining the number of Interests validly tendered and not withdrawn, the Company may not be able to announce the final results of such proration until at least approximately seven business days after the Expiration Date. Subject to the Company's obligation under Rule 14e-1(c) under the Exchange Act to pay Interest Holders the Offer Price in respect of Interests tendered or return those Interests promptly after the termination or withdrawal of the Offer, the Company does not intend to pay for any Interests accepted for payment pursuant to the Offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the Offer Price.

                  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Company will accept for payment, and will pay for, Interests validly tendered and not withdrawn in accordance with the Offer, as promptly as practicable following the Expiration Date. In all cases, payment for Interests purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal.

                  For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased) tendered Interests when, as and if the Company gives oral or written notice to the Depositary of the Company's acceptance for payment of such Interests pursuant to the Offer. No tender of Interests will be deemed to have been validly made until all defects and irregularities have been cured or waived. Upon the terms and subject to the conditions of the Offer, payment for Interests purchased pursuant to the Offer will in all cases be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Interest Holders for the purpose of receiving payment from the Company and transmitting payment to tendering
Interest Holders. Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

                  If any tendered Interests are not accepted for payment pursuant to the Offer for any reason, the Letter of Transmittal with respect to such Interests not purchased will be destroyed by the Depositary. If acceptance for payment of, or payment for, any Interests tendered pursuant to the Offer is delayed or the Company is unable to accept for payment, or pay for, Interests tendered pursuant to the Offer, then, without prejudice to the Company's rights under the Offer (but subject to compliance with Rule 14e-1(c)) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Company, retain tendered Interests, subject to any limitations of applicable law, and such Interests may not be withdrawn except to the extent that the tendering Interest Holders are entitled to withdrawal rights as described in the Offer.

                  If, prior to the Expiration Date, the Company shall increase the consideration offered to Interest Holders pursuant to the Offer, such increased consideration shall be paid for all Interests accepted for payment pursuant to the Offer, whether or not such Interests were tendered prior to such increase.

                  The Company reserves the right to transfer or assign, at any time and from time to time, in whole or in part, to one or more affiliates or direct or indirect subsidiaries of the Company, the right to purchase Interests tendered pursuant to the Offer, but no such transfer or assignment will relieve the Company of its obligations under the Offer or prejudice the rights of tendering Interest Holders to receive payment for Interests validly tendered and accepted for payment pursuant to the Offer.


Procedures for Tendering Interests

                  For Interests to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In order for a tendering Interest Holder to participate in the Offer, Interests must be validly tendered and not withdrawn prior to the Expiration Date, which is 5:00 P.M., New York City time, on April 2, 1996 (unless extended).

                  The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Interest Holder, and delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail, with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed for timely delivery.

                  By executing a Letter of Transmittal as set forth above, a tendering Interest Holder irrevocably constitutes and appoints the Company and any designee of the Company as the true and lawful attorney in fact and proxy of such Interest Holder, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such Interest Holder's rights with respect to the Interests tendered by such Interest Holder and accepted for payment by the Company. All such proxies will be considered coupled with an interest in the tendered Interests. Such appointment will be effective when, and only to the extent that, the Company accepts such Interests for payment. Upon such acceptance for payment, (i) all prior proxies given by such Interest Holder with respect to such Interests will, without further action, be revoked, except the irrevocable proxy granted to the General Partners pursuant to Section 20 of the Partnership Agreement, (ii) no subsequent proxies may be given (and if given will not be effective) and (iii) the Company will be empowered to exercise all voting and other rights of such Interest Holder with respect to such Interests as the Company in its sole discretion may deem proper at any meeting of Interest Holders, by written consent or otherwise. The Offer is not contingent upon the Company being made a Substituted Limited Partner. If the Company is not made a Substituted Limited Partner, upon acceptance for payment of the Interests, the Company shall be entitled to the full rights and benefits of an assignee of the Interests, including, but not limited to, all economic benefits of ownership and all voting rights.

                  All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Interests pursuant to the procedures described above will be determined in the discretion of the Company, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Interests tendered may be unlawful in the opinion of the Company's counsel. The Company also reserves the right to waive any defect or irregularity in any tender with respect to any particular Interests of any particular Interest Holder, and the Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Company, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Interests or will incur any liability for failure to give any such notification.

                  Assignees must provide documentation to the Depositary which demonstrates, to the satisfaction of the Company, such person's status as an assignee of an Interest.

                  A tender of Interests pursuant to any of the procedures described above will constitute a binding agreement between the tendering Interest Holder and the Company upon the terms and subject to the conditions of the Offer, including the tendering Interest Holder's representation and warranty that such Interest Holder owns the Interests being tendered.


Withdrawal Rights

                  Except as otherwise provided in the Offer, all tenders of Interests pursuant to the Offer are irrevocable, provided that Interests tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Tenders of Interests not accepted for payment by the Company pursuant to the Offer may also be withdrawn at any time after April 30, 1996.

                  For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Interests to be withdrawn, the number of Interests to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. The signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution (a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program).

                  If acceptance for payment of, or payment for, Interests is delayed for any reason or if the Company is unable to accept for payment, or pay for, Interests for any reason, without prejudice to the Company's rights under the Offer, tendered Interests may be retained by the Depositary on behalf of the Company and may not be withdrawn except to the extent that tendering Interest Holders are entitled to withdrawal rights as set forth herein, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

                  All questions as to the form and validity (including timeliness of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Neither the Company, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

                  Any Interests properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Interests may be re-tendered, however, by following any of the procedures described in the Offer at any time prior to the Expiration Date.


Extension of Tender Period; Termination and Amendment

                  The Company expressly reserves the right, in its discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Interests by giving oral or written notice of such extension to the Depositary (during any such extension all Interests previously tendered and not withdrawn will remain subject to the Offer), (ii) to terminate the Offer and not accept for payment any Interests not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary,
(iii) upon the occurrence of any of the conditions specified in the Offer, delay the acceptance for payment of, or payment for, any Interests not theretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay to the Depositary and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Interests being sought in the Offer or both) by giving oral or written notice of such amendment to the Depositary.

                  Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) and Rule 14d-6(d) under the Exchange Act), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Company may also be required by applicable law to disseminate to Interest
Holders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

                  If the Company extends the Offer, or if the Company (whether before or after its acceptance for payment of Interests) is delayed in its payment for Interests or is unable to pay for Interests pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may retain tendered Interests on behalf of the Company, and such Interests may not be withdrawn except to the extent tendering Interest Holders are entitled to withdrawal rights as described in the Offer. However, the ability of the Company to delay payment for Interests that the Company has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that the Company pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

                  If the Company increases or decreases the number of Interests being sought or the consideration to be paid for Interests, and the Offer is scheduled to expire before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until, at a minimum, the expiration of such period of 10 business days. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will extend the Offer to comply with the Commission's interpretations of Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price, percentage of securities sought or the Soliciting Agent's fee, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. (In the

Commission's view, an offer should remain open for a minimum of five business days from the date such material change is first published, sent or given to security holders.) With respect to a change in price, percentage of securities sought or the soliciting agent's fee, however, a minimum period of 10 business days is required to allow for adequate dissemination to security holders and for investor response.

                  The Company also reserves the right, in its discretion, in the event any of the conditions of the Offer shall not have been satisfied and so long as Interests have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Interests or to terminate the Offer and not accept for payment or pay for Interests.

                  Following the termination of the Offer, the Company may make an offer for Interests not tendered in this Offer, which may be on terms similar or different from those described in the Offer. There is no assurance that, following the Expiration Date, the Company will make another offer for Interests not tendered in the Offer.


Source of Funds

                  The Company expects that approximately $5,626,327 is necessary to consummate the Offer, including related fees and expenses, assuming all 12,533 of the Interests are tendered and accepted for payment.
These funds will be available from the Company's general corporate funds.


Conditions of the Offer

                  Notwithstanding any other provisions of the Offer, subject to the applicable rules of the Commission, and in addition to (and not in limitation of) the Company's rights to extend and amend the Offer at any time in its sole discretion, the obligation of the Company to complete the purchase of tendered Interests is subject to each and all of the following conditions which, in the reasonable judgment of the Company with respect to each and every matter referred to below and regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for purchase:

                           (a) There  shall  not be  threatened,  instituted  or
                  pending any action or proceeding before any domestic or foreign court or governmental agency or other regulatory or administrative agency or commission (i) challenging the acquisition by the Company of the Interests, seeking to restrain or prohibit the making or consummation of the Offer, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer, (ii) seeking to prohibit or restrict the Company's ownership or operation of any material portion of the Company's business or assets, or to compel the Company to dispose of or hold separate all or any material portion of its business or assets as a result of the Offer, (iii) seeking to make the purchase of, or payment for, some or all of the Interests illegal, (iv) resulting in a delay in the ability of the Company to accept for payment or pay for some or all of the Interests, (v) imposing material limitations on the ability of the Company effectively to acquire or hold or to exercise full rights of ownership of the Interests, including the right to vote the Interests purchased by the Company on all matters properly presented to Limited Partners of the Partnership, (vi) which could materially and adversely affect the treatment of the Offer for federal income tax purposes,
                  (vii) which otherwise is reasonably likely to materially adversely affect the Partnership or the value of the Interests or (viii) which imposes any material condition unacceptable to the Company;

                           (b) No statute,  rule,  regulation  or order shall be
                  enacted, promulgated, entered or deemed applicable to the Offer, no legislation shall be pending and no other action shall have been taken, proposed or threatened by any domestic government or governmental authority or by any court, domestic or foreign, which is likely, directly or indirectly, to result in any of the consequences referred to in paragraph (a) above; or

                           (c) There  shall have not  occurred  (i) any  general
                  suspension  of,  or  limitation  on  prices  for,  trading  in securities  on the  NYSE,  (ii) the  declaration  of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity materially affecting the United States, (iv) any limitation by any governmental authority or any other event which is reasonably likely to affect the extension of credit by banks or other lending institutions in the United States, (v) any material decline in security prices on the NYSE or (vi) in the case of any of the foregoing existing at the time of the Offer, any material worsening thereof.

                  The foregoing conditions are for the benefit of the Company and may be asserted by the Company in its reasonable discretion regardless of the circumstances giving rise to any such conditions (including any action or inaction by the Company) or may be waived by the Company in whole or in part at any time and from time to time in its reasonable discretion. Any determination by the Company will be final and binding on all parties. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. If any such conditions are waived, the Offer will remain open for a minimum of five business days from the date notice of such waiver is first published, sent or given to Interest Holders.


Certain Fees and Expenses

                  The Company has retained The First National Bank of Boston to act as Depositary in connection with the Offer. The Company will pay the Depositary reasonable and customary compensation for its services. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Company will also pay all costs and expenses of printing and mailing the Offer.

                  Assuming all 12,533 Interests are tendered and accepted for payment by the Company, expenses of the Offer (exclusive of the purchase price of the Interests) are estimated at $375,000: including legal and accounting fees and expenses ($15,000), printing ($10,000), Depositary fees and expenses ($20,000), Soliciting Agent fees and expenses ($300,000), distribution of Offer materials ($15,000) and miscellaneous ($15,000).


Soliciting Agent

                  The Company has retained The Weil Company, a registered broker dealer, to answer questions and solicit responses to this transaction. Provided that at least 5% of the outstanding Interests are tendered and accepted by the Company, the Company will pay The Weil Company 2% of the Offer Price for each Interest tendered and accepted by the Company. In addition, The Weil Company will be reimbursed for certain out-of-pocket expenses up to a maximum of $25,000 and will be indemnified against certain liabilities, including liabilities under the federal securities laws. The Weil Company has acted in a similar capacity in connection with other tender and exchange offers by the Company and in soliciting consents from the limited partners of other partnerships sponsored by the Company or its affiliates.


Dissenters' Rights and Investor Lists

                  Neither the Partnership Agreement nor Virginia law provides any right for Interest Holders to have their respective Interests appraised or redeemed in connection with or as a result of the Offer. Each Interest Holder has the opportunity to make an individual decision on whether or not to tender in the Offer. Under the Partnership Agreement, (i) any Partner or his duly authorized representative shall have the right to receive by mail, upon written request to the Partnership and at such person's sole cost and expense, a copy of a list of names and addresses of the Limited Partners and the number of interests owned by each of them, provided that such request is for a purpose reasonably related to such Partner's interest in the Partnership, and (ii) any Partner or his duly authorized representative shall have the right to inspect and examine the books and records of the Partnership at the principal place of business of the Partnership upon reasonable notice during business hours.


Federal Income Tax Consequences

                  Tax Treatment of a Tender of Interests by an Interest Holder. The tender of Interests for cash pursuant to the Offer will be treated for federal income tax purposes as a taxable sale of such tendered Interests. The particular tax consequences of the tender for an Interest Holder will depend upon a number of factors related to the particular Interest Holder's tax situation, including the Interest Holder's adjusted tax basis in his or her Interests. The gain or loss recognized by an Interest Holder upon a sale of Interests pursuant to the Offer will be based on the difference between the cash received by the Interest Holder and the Interest Holder's adjusted tax basis in such Interests. See "Basis of Interests" below. To the extent that the amount realized exceeds the Interest Holder's adjusted basis for the Interests sold, the Interest Holder will recognize gain. To the extent that the amount realized is less than the Interest Holder's adjusted basis for the Interests sold, the Interest Holder will recognize a loss. INTEREST HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES TO THEM OF A SALE OF THEIR INTERESTS PURSUANT TO THE OFFER IN LIGHT OF THEIR SPECIFIC TAX SITUATION.

                  Except as described below, any gain or loss recognized upon a sale of Interests will be treated as gain or loss attributable to the sale or disposition of a capital asset. An Interest Holder would recognize ordinary income, however, to the extent that the amount realized upon the sale of an Interest that is considered attributable to the Interest Holder's share of the "unrealized receivables" of the Partnership, as defined in Section 751 of the Internal Revenue Code of 1986, as amended (the "Code"), exceeds the basis attributable to those assets. "Unrealized receivables" include, to the extent not previously includable in Partnership income, any rights to payment for services rendered or to be rendered and also any amounts that would be subject to recapture as ordinary income (for example, depreciation recapture with respect to personal property) if the Partnership had sold its assets at their fair market value at the time of the sale of an Interest. To the extent an Interest Holder recognizes a capital loss, such loss can be applied to offset capital gains from other sources. Individuals may use capital losses in excess of capital gains to offset up to $3,000 of ordinary income in any single year ($1,500 for a married individual filing a separate return). Any capital losses that are not used currently can be carried forward and used in subsequent years. A corporation's capital losses in excess of current capital gains generally may be
                                      -17-
carried back three years, with any remaining unused portion available to be carried forward for five years.

                  Basis of Interests. In general, an Interest Holder had an initial tax basis in his or her Interests ("Initial Basis") equal to cash investment in the Partnership (plus his or her proportionate share of the Partnership's nonrecourse liabilities at the time he or she acquired his or her Interests). An Interest Holder's Initial Basis generally has been increased by
(a) such Interest Holder's share of Partnership taxable income and (b) any increases in his or her share of liabilities of the Partnership. Generally, such Interest Holder's Initial Basis has been decreased (but not below zero) by (i) his or her share of Partnership cash distributions, (ii) any decreases in his or her share of liabilities of the Partnership, (iii) his or her share of losses of the Partnership, and (iv) his or her share of nondeductible expenditures of the Partnership that are not chargeable to capital. (Because "syndication costs" are chargeable to capital and not deductible for tax purposes, an Interest Holder's basis in his or her Interests would include his or her share of the syndication costs incurred by the Partnership at formation.)

                  Passive Activity Income. If an Interest Holder disposes of his or her entire interest in the Partnership, such Interest Holder will be able to utilize any unused suspended "passive" losses from the Partnership (net of any gain recognized on the disposition) to offset income, including income from sources other than the sale of an Interest recognized by such Interest Holder.

                  Gain, if any, recognized by an Interest Holder in connection with the sale of an Interest pursuant to the Offer will constitute "passive activity income" for purposes of the "passive activity loss" limitation rules. Accordingly, such income generally may be offset by losses from all sources, including suspended passive losses with respect to the Partnership and passive or active losses from other activities.

                  Loss, if any, recognized by an Interest Holder in connection with the sale of less than all of an Interest Holder's Interests pursuant to the Offer may be subject to limitation under the passive loss rules. Each Interest Holder should consult with his or her own tax advisor concerning whether, and the extent to which, the Interest Holder has available suspended "passive activity" losses from either the Partnership or other investments that may be used to offset gain from a sale of Interests pursuant to the Offer and whether any losses recognized are subject to limitation under the passive loss rules.

                  Backup Withholding. A taxable Interest Holder (other than corporations and certain foreign individuals) who tenders Interests may be subject to 31% backup withholding unless the Interest Holder provides his or her taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding. An Interest Holder who is subject to backup withholding must contact the Company as set forth in the Letter of Transmittal. If backup withholding applies, the Company will withhold 31% from payments to such Interest Holder. See the Letter of Transmittal.


Miscellaneous

                  THE OFFER IS BEING MADE TO ALL INTEREST HOLDERS, PROVIDED, HOWEVER, THAT THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) INTEREST HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE COMPANY IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL. HOWEVER, IF ANY SUCH

JURISDICTION EXISTS, THE COMPANY MAY IN ITS DISCRETION TAKE SUCH ACTIONS AS IT MAY DEEM NECESSARY TO MAKE THE OFFER IN SUCH JURISDICTION.

                  Pursuant to Rule 14d-3 under the Exchange Act, the Company has filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Such Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth above with respect to information concerning the Partnership
(except that they will not be available at the regional offices of the Commission).


               EFFECTS OF OFFER ON NON-TENDERING INTEREST HOLDERS


Significant Equity Interest

                  After the Offer, the Company could own up to approximately 25%
of the Interests. Pursuant the Partnership Agreement, the written consent of the General Partners would be required for the Company to become a Substituted
Limited Partner. Although the Offer is not contingent upon the Company being made a Substituted Limited Partner, effective upon the Company's acceptance for payment of the tendered Interests, the Interest Holder will grant to the Company an irrevocable proxy to vote such Interests in such manner as the Company shall deem proper. The Company could then be in a position to influence decisions of the Partnership on which Limited Partners are entitled to vote. Limited Partners may not take part in or interfere with the management or control of the business of the Partnership, except insofar as the Limited Partners are entitled to vote as permitted by the Partnership Agreement. Under the Partnership Agreement, Limited Partners may vote, subject to certain provisions of the Partnership Agreement, to: (i) amend the Partnership Agreement; (ii) dissolve the Partnership; (iii) remove any General Partner and elect a replacement therefor; or (iv) approve the sale at one time or in a series of transactions of all of the Partnership's assets except in the ordinary course of the Partnership's continuing business. The Company will vote the Interests acquired pursuant to this Offer according to its interest, which may or may not be in the best interests of non-tendering Interest Holders.


Effect on Trading Market

                  There is no established public trading market for the Interests, and it is not anticipated that one will develop. Accordingly, a reduction in the number of Interest Holders should not materially further restrict the Interest Holders' ability to find purchasers for their Interests.


Partnership Status

                  The Company does not believe that the purchase of Interests by the Company, as proposed, will adversely affect whether the Partnership is classified as a partnership for federal income tax purposes. Pursuant to Section 708(b)(1)(B) of the Code, the Partnership would terminate for tax purposes upon the transfer of 50% or more of the total interests in Partnership capital and profits within a 12-month period. Based on the number of Interests for which the Offer to Purchase is being made (representing 25% of the outstanding Interests), and taking into account normal historical levels of transfers of Interests (to the extent known to the Company), the Company does not believe that sales pursuant to the Offer will cause the Partnership to terminate for tax purposes. The Company does not intend to purchase Interests to the extent such purchase would cause a termination of the Partnership. Non-tendering Interest Holders should consult their
                                      -19-
own tax advisors regarding the tax consequences in their particular situations of a termination of the Partnership.


Partnership Business

                  The Company does not believe that the Offer will materially affect the operation of the properties owned by the Partnership.

                  Although after the Offer the Company may acquire additional Interests thereby increasing its ownership position in the Partnership, the Company has no present plans or intentions with respect to the Partnership for a liquidation, a merger, a sale or purchase of material assets or borrowings.


Effect on Exchange Act Regulation

                  The Interests are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application of the Partnership to the Commission if there are fewer than 300 holders of interests of record. The Company does not believe that the Offer will result in the termination of registration of the Interests under the Exchange Act.

                           MARKET PRICES OF INTERESTS

                  The Interests are not listed on any national securities exchange or quoted in the over the counter market, and there is no established public trading market for the Interests. Secondary sales activity for the Interests has been limited and sporadic. Therefore, a reduction in the number of Interest Holders should not materially further restrict the Interest Holders' ability to find purchasers for their Interests. The Company does not have information regarding the prices at which all secondary sales transactions in the Interests have been effectuated. Various organizations offer to purchase and sell limited partnership interests (such as the Interests) in secondary sales transactions. Various publications such as The Stanger Report summarize and report information (on a monthly, bimonthly or less frequent basis) regarding secondary sales transactions in limited partnership interests (including the Interests), including the prices at which such secondary sales transactions are effectuated.

         The information regarding sale transactions in Interests from The Stanger Report is as follows:

         Reporting Period                         Per Interest Transaction Price(1)                No. of
         ----------------                         ---------------------------------                ------
                                                   High                     Low                 Interests(2)
                                                   ----                     ---                 ------------
         1993
         ----
         January 1 - March 31                       --                        --                        --
         April 1 - June 30                      $  310.00               $    210.00                    176
         July 1 - September 30                     285.00                    244.00                    132
         October 1 - December 31                   243.00                    243.00                     28

         1994
         ----
         January 1 - March 31                       --                        --                        --
         April 1 - June 30                      $  290.00               $    259.00              $      49
         July 1 - September 30                     290.00                    280.00                    160
         October 1 - December 31                   315.00                    280.00              (Not Available)

         1995
         ----
         January 1 - March 31                   $  343.81               $    300.00              $     271
         April 1 - June 30                         336.03                    313.01                    577
         July 1 - September 30                     341.84                    302.00                    174

--------------

(1) The Company does not know whether the transaction prices shown are before or after commissions.
(2)   The Company does not know the number of transactions.

                                      * * *

                  No person has been authorized to make any recommendation or representation on behalf of the Company or to provide any information other than that contained herein or in the Letter of Transmittal. No such recommendation, information or representation may be relied upon as having been authorized.

                                         PUBLIC STORAGE, INC.
                                         600 North Brand Boulevard, Suite 300
                                         Glendale, California  91203-1241



                                         By:  /S/Harvey Lenkin
                                              ---------------------------
                                              Harvey Lenkin
                                              President

March 1, 1996



                                   SCHEDULE 1

            DIRECTORS AND EXECUTIVE OFFICERS OF PUBLIC STORAGE, INC.
Name of Director                           Employer/Address/                       Current Position/
or Executive Officer                       Nature of Business                      Dates of Employment
--------------------                       ------------------                      ----------------------

B. Wayne Hughes                            Public Storage, Inc.                    Chairman of the Board and Chief
(Executive Officer and Director)           600 North Brand Boulevard               Executive Officer
                                           Suite 300                               11/91 - present
                                           Glendale, CA  91203-1241

                                           Real estate investment

Harvey Lenkin                              Public Storage, Inc.                    President
(Executive Officer and Director)                                                   11/91 - present
                                           Real estate investment

Ronald L. Havner, Jr.                      Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/13/95
                                           Real estate investment                  Chief Financial Officer
                                                                                   11/91 - present

Hugh W. Horne                              Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/13/95
                                           Real estate investment                  Vice President
                                                                                   1980-11/13/95
                                                                                   Secretary
                                                                                   1980-2/92

Marvin M. Lotz                             Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/16/95
                                           Real estate investment                  Officer of predecessor of the
                                                                                   Company
                                                                                   9/83-11/95

Mary Jayne Howard                          Public Storage, Inc.                    Senior Vice President
(Executive Officer)                                                                from 11/16/95
                                           Real estate investment                  Officer of predecessor of the
                                                                                   Company
                                      1-1


Name of Director                           Employer/Address/                       Current Position/
or Executive Officer                       Nature of Business                      Dates of Employment
--------------------                       ------------------                      ----------------------

David Goldberg
(Executive Officer)                        Public Storage, Inc.                    Senior Vice President and General
                                                                                   Counsel from 11/16/95
                                           Real estate investment                  Counsel to the Company
                                                                                   6/91-11/95

Obren B. Gerich                            Public Storage, Inc.                    Vice President 1980 - present
(Executive Officer)                                                                Chief Financial Officer
                                           Real estate investment                  1980-10/91

John Reyes                                 Public Storage, Inc.                    Vice President from 11/13/95
(Executive Officer)                                                                Controller 2/92 - present
                                           Real estate investment

Sarah Hass                                 Public Storage, Inc.                    Vice President from 11/13/95
(Executive Officer)                                                                Secretary 2/92 - present
                                           Real estate investment

Robert J. Abernethy                        American Standard Development Company   President
(Director)                                 Self Storage Management Company         1977 - present
                                           5221 West 102nd Street
                                           Los Angeles, CA  90045

                                           Develops and operates mini-warehouses

Dann V. Angeloff                           The Angeloff Company                    President
(Director)                                 727 West Seventh Street                 1976 - present
                                           Suite 331
                                           Los Angeles, CA  90017

                                           Corporate financial advisory firm


                                      1-2

Name of Director                           Employer/Address/                       Current Position/
or Executive Officer                       Nature of Business                      Dates of Employment
--------------------                       ------------------                      ----------------------

William C. Baker                           Carolina Restaurant                     Chairman and Chief Executive
(Director)                                   Enterprises, Inc.                     Officer
                                           3 Lochmoor Lane                         1/92 - present
                                           Newport Beach, CA  92660

                                           Franchisee of Red Robin
                                           International, Inc.

                                           Red Robin International, Inc.           President
                                           28 Executive Park, Suite 200            4/93-5/95
                                           Irvine, CA  92714

                                           Operates and franchises restaurants

                                           Private investor
                                                                                   3/88-1/92

Uri P. Harkham                             The Jonathan Martin Fashion Group       President and Chief Executive
(Director)                                 1157 South Crocker Street               Officer
                                           Los Angeles, CA  90021                  1975 - present

                                           Designs, manufactures and markets
                                           women's clothing

                                           Harkham Properties                      Chairman of the Board
                                           1157 South Crocker Street               1978 - present
                                           Los Angeles, CA  90021

                                           Real estate

Berry Holmes                               Private investor since 1985
(Director)

              To the knowledge of the Company, all of the foregoing persons are citizens of the United States, except Uri P. Harkham, who is a citizen of Australia.


                                      1-3

                  The Letter of Transmittal and any other required documents should be sent or delivered by each Interest Holder to the Depositary at one of the addresses set forth below:

                        The Depositary for the Offer is:

                        The First National Bank of Boston

           By Mail                       By Hand           By Overnight Courier
The First National Bank of Boston    BancBoston Trust    The First National Bank
     Shareholder Services           Company of New York          of Boston
       P.O. Box 1872                   55 Broadway           Corporate Agency &
    Mail Stop 45-01-19                  3rd Floor              Reorganization
      Boston, MA 02105              New York, NY 10006        150 Royall Street
                                                             Mail Stop 45-01-19
                                                              Canton, MA 02021


                  Any questions about the Offer to Purchase may be directed to the Soliciting Agent at its telephone number set forth below:

                     The Soliciting Agent for the Offer is:

                                The Weil Company
                                 (800) 478-2605

                  Any requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Company at its address and telephone number set forth below:

                              Public Storage, Inc.
                      600 North Brand Boulevard, Suite 300
                         Glendale, California 91203-1241
                                 (800) 421-2856
                                 (818) 244-8080